Exhibit 99.1

March 12, 2024

Dear Fellow Shareholder:

Recently, our board of directors and its valuation committee approved $6.28 as the estimated net asset valuation (NAV)1 per share as of Dec. 31, 2023. The updated NAV is lower than year-end 2022 and reflects natural and expected impacts of last year’s value-impacting factors such as sustained inflationary pressures, increased wage rates and heightened interest, discount and capitalization (cap) rates. None of these macroeconomic influences are isolated to the seniors housing sector.

Industry/Portfolio Snapshot

Across the seniors housing industry and general commercial real estate market, the past two years of economic uncertainty, rising costs of capital and inflationary pressures, coupled with an especially tightened credit environment, have put material downward pressure on commercial property values by way of increased cap rates and discount rates, as well as dampened cash flow margins.

Since March 2022, the Federal Reserve has increased the Federal Funds rate eleven (11) times from 0.25% to 5.50%, and higher costs and wages have increased almost every cost line item for the company compared to prior years. This has resulted in higher expected rates of return and increases to discount rates and cap rates, which are fundamental determinants in valuing income-producing properties. Since property cash flows are divided by discount and cap rates to calculate values, the higher these rates are, the lower the cash flows are valued.

Inflated costs, specifically higher wage rates, have challenged many businesses, including ours. For example, personnel and staffing costs make up approximately 70% of our controllable expenses at the property level. While our portfolio produced previously unseen positive net operating income (NOI) growth in 2023, macroeconomic factors noted above played a key role in tempering the current valuation of our assets. Our clear expectation is that any future (and expected) interest rate cuts will positively impact our portfolio and valuations of income-producing real estate assets in general.

During 2023, I am delighted to report that we made real and tangible operational progress growing aggregate occupancy by more than 100 basis points in our properties managed under third-party operating agreements (RIDEA) and significantly expanded NOI from pandemic-driven lows. By way of example, our RIDEA properties have now posted an impressive nine (9) consecutive quarters of year-over-year revenue growth and six (6) consecutive quarters of year-over-year NOI growth. Additionally, our leased properties have maintained strong occupancy and have been able to organically support lease payments received, further contributing to our operational success in 2023.

Estimated NAV Highlights

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The $6.28 estimated NAV per share as of Dec. 31, 2023, is a $0.64 per share (or 9.25%) decline from our $6.92 estimated NAV per share as of Dec. 31, 2022. The decrease is due to a decline in the value of the company’s appraised properties and a reduction in value driven primarily by nonrecurring costs connected with the successful early refinancing of our $600 million corporate credit facilities in December 2023. The aggregate appraised value of our comparable properties declined by approximately $92.2 million to $1.67 billion as of Dec. 31, 2023.

•	The net decrease in the aggregate appraised value of the company’s 70 assets (69 seniors housing properties and one parcel of land) was driven primarily by:

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54 RIDEA properties that experienced a weighted average increase of 32 basis points to the discount rate and a weighted average increase of 55 basis points to the terminal cap rate used in the discounted cash flow (DCF) analyses.

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15 triple-net leased properties that saw an increase in year-over-year total appraised values due to a decrease in weighted average direct cap rates at 13 properties and improved performance at two properties valued using a discounted cash flow analysis.

•	The vacant land value was unchanged.

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The current estimated NAV per share is the midpoint of the range of values, $5.93 to $6.58 per share, provided by our independent third-party valuation consultant, Robert A. Stanger & Co. The midpoint of the range was recommended by the board’s valuation committee, consisting solely of our independent directors, and then unanimously approved by the board.

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Again, this year, our estimated NAV per share includes a deduction for the company’s current projection of approximate property-level transaction costs. The projected disposition costs are estimated based on a hypothetical orderly sale of the company’s assets. We proactively elected to deduct these costs starting with our estimated 2017 NAV following our announcement and initiation of the exploration of a strategic alternatives process to provide liquidity to shareholders.

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As always, the estimated NAV represents a snapshot in time and does not attempt to include a portfolio premium (or discount) to aggregate value for our national collection of assets, nor necessarily indicate the value the company or its shareholders may receive now or in the future. Other than deducting estimated transaction costs as mentioned above, the estimated NAV process was carried out according to the company’s adopted valuation policy, which continues to be wholly consistent with the recommended methodology of the Institute for Portfolio Alternatives, the leading trade association for non-listed direct investment programs.[2]

For additional information on this year’s valuation and process, I encourage you to visit our website at cnlhealthcareproperties.com to access our Form 8-K filed with the U.S. Securities & Exchange Commission.

Looking Ahead

This year, we remain focused on capitalizing on our success in 2023 and continuing to drive our portfolio’s operational and financial performance in a post-pandemic and now election year environment, with a consistent and unrelenting emphasis on further growing occupancy and operating margins.

As detailed above, macroeconomic factors and a disjointed transaction and credit environment have created a challenging market for many real estate sectors, including seniors housing. Nonetheless, we remain encouraged by our very strong 2023 operational performance and prospects as we look ahead this year. As always, our management team, board of directors and its special committee, along with our strategic financial advisor KeyBanc Capital Markets, remain fully committed to our readiness, active study, and pursuit of opportunities that could be judged to be in our shareholders’ best interests.

Thank you for your ongoing support and confidence in the company as we pursue our ultimate objective of delivering liquidity and value to our shareholders. Please do not hesitate to contact your financial professional or CNL Client Services at 866-650-0650, option 3, with any questions.

Sincerely,

Stephen H. Mauldin

President and Chief Executive Officer

cc: Financial professional

Forward-looking statements are based on current expectations and may be identified by words such as believes, anticipates, expects, may, will, continues, could, and terms of similar substance, and speak only as of the date made. Actual results could differ materially due to risks and uncertainties beyond the company’s ability to control or accurately predict. Shareholders and financial professionals should not place undue reliance on forward-looking statements .

1 The estimated NAV per share is only an estimate based on a snapshot in time and several assumptions and estimates, which can be considered inherently imprecise. The NAV is based on numerous assumptions concerning the industry, business, economic and regulatory conditions, all of which are subject to changes. Throughout the valuation process, the valuation committee, our advisor, and senior management members reviewed, confirmed, and approved the processes and methodologies and their consistency with real estate industry standards and best practices.

2 There is no assurance that CNL Healthcare Properties’ adherence to any of the methodologies set forth in IPA Practice Guideline 2013-01 “Valuations of Publicly Registered Non-Traded REITs” satisfies applicable compliance or other requirements of the SEC, FINRA or under ERISA with respect to the preparation and disclosure of its estimated NAV per share.

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